Exhibit 99.1

Kreido Biofuels Meets ASTM Specifications on Multiple Feedstocks

CAMARILLO, Calif.— Kreido Biofuels, Inc. announced today they have successfully tested multiple feedstocks, meeting ASTM specifications for the conversion of oil to methyl ester. Kreido Biofuels has been testing these feedstocks for use in their STT® 30G processors. The tested feedstocks include: degummed soy bean oil, refined palm, jatropha, canola, castor, and soy oil.

Kreido Biofuels’ goal is to have a menu of recipes that will work in their STT® 30G processors. In testing these feedstocks, the required samples are less than 5 gallons and only take a few days to develop and test a recipe. Kreido Biofuels’ STT® 30G System is a complete, pipe-to-pipe biodiesel production unit that includes all of the components necessary to take a refined vegetable oil feedstock in on one end and deliver ASTM-quality biodiesel out of the other end.

The stringent ASTM standards for biodiesel production ensure trouble free operation in diesel engines. These specifications include: carrying out a complete reaction, removal of glycerin, the catalyst and alcohol, and the absence of free fatty acids. The biodiesel standard, ASTM D 6751, identifies the parameters that pure biodiesel (B100) must meet before being used as a pure fuel or being blended with petrodiesel (www.astm.org).

About the Company

Kreido Biofuels is providing the world renewable energy through its proprietary process intensification technology - the STT® system. The Company’s manufacturing methods significantly improve the efficiency, quality, and process control of biodiesel production. To build a sustainable future, our goal is to provide the industry cutting edge technology that improves the manufacturing of biofuels. The Company’s senior management has more than 50 years experience in the energy sector including designing, constructing, operating and managing petroleum refining, natural gas distribution, and chemical processing facilities. Kreido Biofuels also has established collaborations with university and government laboratories, including the U.S. Environmental Protection Agency (US EPA), in order to gain a leading position in the development of advanced chemical processes. Kreido Biofuels is based in Camarillo, California. For more information about Kreido Biofuels, visit www.kreido.com.

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Public Relations Contact:
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Denica Gordon, 323-253-9337
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Integrated Corporate Relations
Ina McGuinness or John Mills
310-954-1100